As filed with the Securities and Exchange Commission on August 4, 2004	Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

eBay Inc.

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	77-0430924 (I.R.S. Employer Identification No.)

2145 Hamilton Avenue
San Jose, California 95125
(Address of principal executive offices)

eBay Inc. 1999 Global Equity Incentive Plan, as amended
eBay Inc. 2001 Equity Incentive Plan, as amended
eBay Inc. 1998 Employee Stock Purchase Plan, as amended
(Full title of the plan)

Michael R. Jacobson
Senior Vice President, Legal Affairs, General Counsel and Secretary

eBay Inc.
2145 Hamilton Avenue
San Jose, California 95125
(408) 376-7400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities		Offering	Aggregate	Amount of
to be Registered	Amount to be Registered (1)	Price per Share (2)	Offering Price (2)	Registration Fee

Common Stock, par value $0.001 per share	6,000,000 shares (3) 18,000,000 shares (4) 2,768,564 shares (5)	$78.13	$2,091,427,905.32	$264,983.92

(1)	Pursuant to Rule 416(a), this registration statement shall also cover any additional shares of common stock which become issuable under the 1999 Global Equity Incentive Plan, the 2001 Equity Incentive Plan, or the 1998 Employee Stock Purchase Plan, each as amended, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase or decrease in the number of outstanding shares of our common stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price are based upon the average of the high and low prices of our Common Stock on August 3, 2004 as reported on the Nasdaq National Market for an additional 26,768,564 shares available for grant pursuant to our 2001 Equity Incentive Plan, our 1999 Global Equity Incentive Plan, and our 1998 Employee Stock Purchase Plan, each as amended.

(3)	Additional shares that are available for grant under our 1999 Global Equity Incentive Plan, as amended and approved by our stockholders at our Annual Meeting of Stockholders on June 24, 2004.

(4)	Additional shares that are available for grant under our 2001 Equity Incentive Plan, as amended and approved by our stockholders at our Annual Meeting of Stockholders on June 24, 2004.

(5)	Additional shares that are available for issuance under the “evergreen” provision of our 1998 Employee Stock Purchase Plan, as amended and previously approved by our stockholders on July 10, 1998.

EXPLANATORY NOTE

     The 1998 Employee Stock Purchase Plan, as amended (the “ESPP”), reserved a total of 3,600,000 shares of our common stock for issuance when it was originally adopted and approved by our stockholders on July 10, 1998. In addition, the “evergreen” provision of the ESPP provides that the total number of shares reserved for issuance thereunder shall be increased on each January 1 by the total number of shares purchased under the ESPP in the preceding calendar year, provided that the aggregate number of shares reserved for issuance under the ESPP may not exceed 18,000,000 shares. We initially registered 3,600,000 shares of our common stock for issuance under the ESPP on a registration statement on Form S-8 filed on September 24, 1998, and are registering an additional 2,768,564 shares that have been reserved for issuance under the “evergreen” provision of the ESPP with the filing of this registration statement on Form S-8. All historical share numbers in this registration statement have been adjusted to give retroactive effect to all of the registrant’s stock splits prior to the date hereof.

PART I. INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION

     The document(s) containing the information specified in Item 1 will be sent or given to employees as specified in Rule 428(b)(1) and are not required to be filed as part of this registration statement.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     The document(s) containing the information specified in Item 2 will be sent or given to employees as specified in Rule 428(b)(1) and are not required to be filed as part of this registration statement.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by eBay Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement:

     (a)        Our latest Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 8, 2004 (File No. 000-24821), filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     (b)(1)   Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2004, filed on May 10, 2004 (File No. 000-24821), and for the quarterly period ended June 30, 2004, filed on August 4, 2004 (File No. 000-24821).

     (b)(2)   Our Current Reports on Form 8-K filed on January 21, 2004 (File No. 000-24821), April 21, 2004 (File No. 000-24821) and July 21, 2004 (File No. 000-24821).

     (c)         The description of the Company’s common stock which is contained in a Registration Statement on Form 8-A filed August 20, 1998 (File No. 000-24821), under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

ITEM 4. DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company’s Amended and Restated Bylaws provide that (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, (ii) the Company may, in its discretion, indemnify other persons as set forth in the DGCL, (iii) to the fullest extent permitted by the DGCL, the Company is required to advance all expenses incurred by its directors and officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the Bylaws are not exclusive, (v) the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and (vi) the Company may not retroactively amend the Bylaws provisions relating to indemnity.

     The Company has entered into agreements with its directors and executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8. EXHIBITS

     The following exhibits are filed as part of this registration statement.

Exhibit
Number	Description

4.1	eBay Inc. 1999 Global Equity Incentive Plan, as amended.

4.2	eBay Inc. 2001 Equity Incentive Plan, as amended.

4.3	eBay Inc. 1998 Employee Stock Purchase Plan, as amended.

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1 to this registration statement).

24.1	Power of Attorney (included on the signature page of this registration statement).

ITEM 9. UNDERTAKINGS

1.	The undersigned registrant hereby undertakes:

     (a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference herein.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on August 3, 2004.

eBay Inc.

/s/ Margaret C. Whitman

Margaret C. Whitman
President, Chief Executive Officer & Director

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Margaret C. Whitman, Michael R. Jacobson, Rajiv Dutta and Mark J. Rubash, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Margaret C. Whitman Margaret C. Whitman	President, Chief Executive Officer and Director	August 3, 2004
/s/ Rajiv Dutta Rajiv Dutta	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 3, 2004
/s/ Mark J. Rubash Mark J. Rubash	Vice President, Finance, North America Business and Chief Accounting Officer (Principal Accounting Officer)	August 3, 2004
/s/ Pierre M. Omidyar Pierre M. Omidyar	Founder, Chairman of the Board and Director	August 3, 2004
/s/ Fred D. Anderson Fred D. Anderson	Director	August 3, 2004
/s/ Philippe Bourguignon Philippe Bourguignon	Director	August 3, 2004
/s/ Scott D. Cook Scott D. Cook	Director	August 3, 2004
/s/ Robert C. Kagle Robert C. Kagle	Director	August 3, 2004
/s/ Dawn G. Lepore Dawn G. Lepore	Director	August 3, 2004
/s/ Richard T. Schlosberg, III Richard T. Schlosberg, III	Director	August 3, 2004
/s/ Thomas J. Tierney Thomas J. Tierney	Director	August 3, 2004

EXHIBIT INDEX

Exhibit
Number	Description

4.1	eBay Inc. 1999 Global Equity Incentive Plan, as amended.

4.2	eBay Inc. 2001 Equity Incentive Plan, as amended.

4.3	eBay Inc. 1998 Employee Stock Purchase Plan, as amended.

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1 to this registration statement).